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ATTORNEYS AT LAW • A PROFESSIONAL CORPORATION

Markley S. Roderick, Esquire

Admitted in New Jersey & Pennsylvania

Direct Dial: (856) 661-2265

Email: mark.roderick@flastergreenberg.com

November 20, 2019

Filed Via EDGAR with Copy by Email

Division of Corporation Finance

Office of Real Estate and Construction

Securities and Exchange Commission

Washington, D.C. 20549

Re:	AHP Servicing, LLC (“AHP” or the “Company”)
Post-Qualification Amendment No. 1 to Offering Statement Qualified
on November 5, 2018
Your File No. 024-10899

Gentlemen and Ladies:

This is in response to your letter of November 6, 2019. We have copied below the comments from your November 6th letter, and provided our response below each comment. Also enclosed are clean and blacklined versions of the Offering Circular and a clean copy of a new Exhibit, a Participation Agreement.

All documents (but not the blacklined versions) have also been filed through EDGAR.

Your Comment #1 - General

Please identify your chief financial and principal accounting officers, and have them sign the offering statement. See Instructions to Signatures of Form 1-A.

Our Response:

The section of the Offering Circular captioned “Directors, Officers, and Significant Employees – Names, Ages, Etc.” identifies Jorge Newbery as the President and Chief Executive Officer of the Company and Jeremiah Kaye as the Vice President for Accounting and Finance. Both signed the Offering Circular in those capacities.

Securities and Exchange Commission

November 20, 2019

Your Comment #2 – Joint Venture Financing Model

Please revise to clarify whether the other investor may be an affiliate and advise us whether you will file the JV agreement as an exhibit.

Our Response:

We have revised this section to confirm that the second investor will not be related, and have attached a form of an agreement as an Exhibit. If the company enters into contracts of this type that are material, we will supplement accordingly.

Your Comment #3 – Limited Right of Liquidity

Please revise to summarize the extent to which repurchases have been conducted.

Our Response:

We have revised.

Your Comment #4 – Management Discussion

We note revenues are provided as of August 31, 2019 but net operating loss is provided as of June 30, 2019. Please provide the loss figure as of August 31, 2019. Please also separately quantify the material components of the losses which you currently state were incurred "principally by front-loaded personnel costs."

Our Response:

The June 30, 2019 date was a typo which we have corrected.

We have quantified the material components of the net operating loss.

Your Comment #5 – Management Discussion

Please provide further clarification of the loans and servicing during the time period discussed. For example, clarify the extent to which your loans and servicing fees relate to loans held by you or third parties, loans that are federally insured, and loans that have transitioned from delinquent status due to, for example, modification. It is unclear what percentage of your asset management operations are generated from third parties, affiliated entities or the “17 servicing clients.” Please also further clarify the components of your $2.5 million of revenues as they relate to the 6 sources identified on page 12.

Securities and Exchange Commission

November 20, 2019

Our Response:

Additional information has been added.

Your Comment #6 – Financial Statements

Please tell us why you have not provided the comparable prior period financial statements required by Part F/S of the instructions to Form 1-A for either the audited annual period or unaudited interim period. Reference is made to Part F/S (b)(4) and (b)(5) of the instructions to Form 1-A.

Our Response:

The audited statements for 12/31/2017 and the unaudited interim income statement for 08/31/2018 have been added.

Your Comment #7 – Exhibits

This post qualification amendment includes as an exhibit the second amended LLC agreement. The last amendment of the 2018 1-A included the third amended LLC agreement as an exhibit. The third amended LLC agreement included statements that the limitation of liability and waiver of jury trial provisions (Sections 6.2.1 and 14.4) did not apply to claims arising under the U.S. federal securities laws, which in your September 17, 2018 response letter you agreed to include. Please replace as an exhibit the second amended LLC agreement with the third amended LLC agreement or advise.

Our Response:

You are correct. We have added the Third Amended and Restated LLC Agreement as the Exhibit. I apologize.

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Thank you for your continued attention to this matter. Please let me know if you have further questions or need additional information.

Very truly yours,

Markley S. Roderick

Enclosures

cc:	Jorge Newbery, CEO (sent via email with enclosures)
Ronald E. Alper, Staff Attorney (sent via email with enclosures)